Exhibit 99.1

NEWS RELEASE

For further information, please contact Christopher E. French at 540-984-4141.

Adele Skolits Appointed Shentel CFO

EDINBURG, VA, (November 20, 2007) –Shenandoah Telecommunications Company (Shentel; NASDAQ: SHEN) announced today that effective November 19, 2007, Adele M. Skolits was named Chief Financial Officer (CFO). Skolits continues to serve as Vice President-Finance, a position she has held since joining Shentel in August, 2007.

Skolits came to Shentel from Cleveland Unlimited (dba Revol Wireless) where she served as CFO since July, 2004. Revol Wireless is a regional provider of wireless phone service. She had previously held the position of CFO of City Signal Communications, a fiber-optic network company which she joined in May, 2001.

Earle MacKenzie, who previously served as Shentel’s CFO in addition to his other responsibilities as Executive Vice President and Chief Operating Officer will continue in these other roles.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.